UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York	11779-7410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(631) 981-9700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

(a) Based upon recent inquiries of shareholders and investment articles surrounding the junior and senior financing transactions completed by Lakeland Industries, Inc. (the “Company”) in June 2013, the Company is filing this Current Report on Form 8-K to shed more light on the financings as initially reported by the Company in its Current Report on Form 8-K filed July 1, 2013.

The per annum interest rate on the Company’s senior credit facility of $15 million with Alostar Business Credit, a division of Alostar Bank of Commerce, is LIBOR plus 525 basis points (with a floor of 6.25%). Since the applicable per annum LIBOR rate is lower than 0.5%, the current effective per annum interest rate on the senior debt is 6.25%.

As a condition precedent of the senior loan, the Company was required to obtain a $3.5 million subordinated loan. The Company secured a junior loan with LKL Investments, an affiliate of Arenal Capital, which provides for per annum interest at the rate of 12% through December 27, 2016, and the issuance to the junior lender of a common stock warrant to purchase 566,015 shares of the common stock of the Company at $.01 per share. The overall per annum rate of return of the entire $3.5 million junior debt financing, taking into account the 12% interest rate and assuming a three year exit on the warrant, is approximately 30%.

Being that the junior loan was a condition of the senior financing transaction, the Company has calculated a blended per annum rate of the loans of approximately 10 to 11% based upon certain reasonable assumptions, including the relative size of the two loans and attributing a value to the warrant based upon the market price of the common stock.

In addition, as part of the junior financing, the junior lender was given the right to elect one director to the Board of Directors of the Company commencing with the Company’s annual meeting of stockholders in 2014. Accordingly, no representative of the junior lender is currently a member of the Board of Directors of the Company.

(b) On September 13, 2013, the Company hired Eduardo Tavares as the executive in charge of its wholly-owned subsidiary, Lakeland Brasil S.A. (“Lakeland Brasil”). Mr. Tavares is primarily responsible for running the Company’s Brazilian operations. Mr. Tavares was hired by the Company for his experience in turning-around distressed companies in Brazil, including companies which operate in the same markets as does Lakeland Brazil. Mr. Tavares also has extensive knowledge of the Company’s customer base and its competitors.

The press release relating to the foregoing and issued by the Company on September 16, 2013, is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release, dated September 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2013

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
President & Chief Executive Officer